NOTE PAYMENT AND SETTLEMENT

Reference is made to a certain promissory note (the "Note") between Gold Entertainment Group Inc., a Florida corporation, and Steven Sperber, an individual. The Note is as follows:

A Note originally entered into on March 1, 2007 in the amount of $222,000.00 plus interest.

The Note is delinquent in it payments according to its terms.

The undersigned hereby irrevocably elects to settle the note principal and any and all accrued interest and penalties for a lump sum payment of FIVE THOUSAND THREE HUNDRED DOLLARS ($5,300.00).

The undersigned herby acknowledges that the Company debt, following the payment, shall have a NILL remaining balance.

The undersigned herby acknowledge that above transaction was completed on October 1, 2015 with payment by wire transfer, and that this date shall be the effective date of this transaction.

Dated: August 3, 2016

Steven Sperber

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Steven Sperber - an individual whose address i:
224 Hibiscus, #260
Lauderdale-by-the-Sea FL 33308

Hamon Francis Fytton

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Hamon Francis Fytton - CEO Gold Entertainment Group, Inc.